Exhibit 99.1

LGL Announces Approval of Spin-off and Holdings of IRNT Shares

ORLANDO, FL, October 1, 2021 – The LGL Group, Inc. (“LGL” or “the Company”) announced today that its Board of Directors (“BOD”) has approved a spin-off of the MTron/PTI subsidiary. The Company had previously announced its exploration of this potential spin-off transaction and will now proceed with the spin-off, which will be submitted to a shareholder vote for approval.

As a result of the business combination and LGL Group’s investment in the SPAC (“DFNS”) sponsor, LGL Systems Acquisition Holding Company, LLC., LGL were distributed in kind 2,843,935 shares of IRNT, of which 1,543,935 shares had their restrictions on sale lifted as of today’s IRNT resale S-1 effectiveness, and 1,300,000 shares are restricted from sale for at least six months from the date of closing and are subject to the applicable shareholder lock-up agreements. In an effort to continue its stakeholder responsibilities in the context of global corporate citizenship, the company made a charitable gift of 50,000 of these IRNT shares for charity. LGL Group continues to hold a partnership interest in LGL Systems Acquisition Holding Company, LLC, although it is expected to be immaterial.

While the Company’s SPAC investment offers potential returns it also provides increasingly positive network effects for the benefit of LGL Group’s shareholders for the longer term, including with merger and acquisition opportunities.  “We are generally pleased with the SPAC team’s efforts in analyzing over 100 deals and ultimately effecting a business combination with IronNet,” said Marc Gabelli, the LGL Chairman, former DFNS CEO and along with Michael Ferrantino, a former DFNS Board member. “IronNet is an important actor protecting our national interest against a relentless and invisible enemy” he continued. According to IronNet filings, “IronNet’s Collective Defense platform offers network detection and response (NDR) capabilities for advanced behavioral-based detection of unknown cyber threats via its IronDefense solution, and a system for real-time threat intelligence sharing within its IronDome solution. The platform provides a radar-like view of potential incoming attacks—a capability that is especially critical for rapidly detecting and mitigating advanced persistent threat attacks, where individual companies and organizations are forced to defend against nation-state-level cyber capabilities. This real-time picture empowers organizations to more proactively defend against cyberattacks, both on-premise and in the cloud. The IronNet Collective Defense platform is the only solution that can both identify anomalous behaviors on enterprise networks and share this attack intelligence anonymously and in real-time among Collective Defense community members.”

The Company further announced the resignation of Robert “Rob” LaPenta Jr. from LGL’s board of directors and that of its subsidiary, MTron/PTI, effective September 27, 2021. Marc Gabelli, the Company’s non-executive Chairman, said “we would like to thank Rob for his service to LGL and appreciate his efforts with the SPAC as he joins the Board of IronNet. We wish him all the best.”

Mike Ferrantino, LGL’s CEO, stated “The Company’s sponsorship of the SPAC that resulted in a business combination with IronNet has been successful and should prove to be profitable. We will prudently monitor our investment and work to maximize LGL’s benefit for our shareholders. Our shareholders should note that our investment in IRNT will transition to mark-to-market accounting, which may not reflect the actual return we might expect upon the sale of our IRNT stock.”

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MTronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

James Tivy

The LGL Group, Inc.

jtivy@lglgroup.com

(407) 298-2000